State of Delaware
Secretary of State
Division of Corporations
Delivered 12:49 PM 02/05/2021
FILED 12:49 PM 02/05/2021
SR 20210350527 - File Number 6387252

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Fresh Harvest Products, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of the corporation is:

Innovative MedTech, Inc.

RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of authorized shares which the corporation is authorized to issue is 1,000,000,000,000 shares of common stock having a par value of $0.000001 per share and 5,000,000,000 shares of Series A preferred stock having a par value of $0.000001 per share and 5,000,000,000 shares of Series B preferred stock having a par value of $0.000001 per share, and the prior designations of such series of preferred stock is hereby ratified and retained.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

A reverse stock split of 1 post-split share of common stock for each 10,000 shares of common stock outstanding or held in treasury immediately prior to such time, shall be effected upon announcement of such reverse stock split by the Financial Industry Regulatory Authority, rounded up to the nearest whole share, which reverse stock split shall automatically and without any action on the part of the holders thereof occur (the "**Reverse Stock Split**"). The par value of the common stock shall not be affected. This conversion shall apply to all shares of common stock. No fractional shares of common stock shall be issued upon the Reverse Stock Split or otherwise, and shares shall be rounded up to the nearest whole share. All certificates representing shares of common stock or preferred stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of common stock or preferred stock as provided above. Notwithstanding the foregoing, any holder of common stock or preferred stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of common stock or preferred stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of common stock or preferred stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of common stock or preferred stock, as applicable.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of February, 2021.

By: ______________________________
Authorized Officer

Title: Michael J. Friedman
Name: President & Chief Executive Officer
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